Exhibit 5.2

ELLENOFF GROSSMAN & SCHOLE LLP

150 EAST 42ND STREET

NEW YORK, NEW YORK 10017

TELEPHONE: (212) 370-1300    FACSIMILE: (212) 370-7889

www.egsllp.com

December 9, 2010

FlatWorld Acquisition Corp.

Palm Grove House, Palm Grove Park

Road Town, Tortola

VG1110, British Virgin Islands

Re:

Registration Statement of FlatWorld Acquisition Corp.

Ladies and Gentlemen:

In connection with the registration statement on Form F-l (the “Registration Statement”) filed today with the Securities and Exchange Commission by FlatWorld Acquisition Corp., a British Virgin Islands business company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement and the related registration statement (Registration No. 333-169860) (collectively, the “Registration Statements”) relate to the registration under the Act of up 2,530,000 units of the Company, including the underwriters’ over-allotment option (collectively the “Units”), with each Unit consisting of: (i) one ordinary share of the Company and (ii) one warrant to purchase one ordinary share of the Company (the “Warrants”).  Additionally, the Company is providing to Rodman & Renshaw, LLC (“Rodman”) one (1) Unit Purchase Option (the “Purchase Option”) pursuant to which Rodman shall have the right to purchase for its own account or that of its designees up to an aggregate of 88,000 Units (the “PO Units”), with each PO Unit consisting of one ordinary share and one Warrant (the “PO Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.

Units. When the Registration Statements become effective under the Act and when the offering is completed as contemplated by the Registration Statements, such Units will be validly issued, fully paid and non-assessable.

2.

Warrants. When the Registration Statements become effective under the Act, when the terms of the warrant agreement under which the Warrants are to be issued (the “Warrant Agreement”) are duly established and the Warrant Agreement is duly executed and delivered, when the terms of the Warrants underlying the Units and of their issuance and sale are duly established in conformity with the Warrant Agreement and when such Warrants are duly executed and authenticated in accordance with the Warrant Agreement and issued, delivered and paid for as part of the Units, as contemplated by the Registration Statements, such Warrants will be duly issued, fully paid and non-assessable and will be legally binding obligations of the Company in accordance with their terms except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Exceptions”).

3.

Purchase Option. When the Registration Statements become effective under the Act, when the terms of the Purchase Option and of its issuance and sale are duly established and the Purchase Option is duly executed and issued, delivered, sold and paid for, as contemplated by the Registration Statements, such Purchase Option will be validly issued, fully paid and non-assessable and will be a legally binding obligation of the Company in accordance with its terms, except as limited by the Exceptions.

4.

PO Units. When the Registration Statements become effective under the Act, when the terms of the PO Units and of their issuance and sale are duly established, and when such PO Units are duly executed and issued, delivered, sold and paid for upon exercise of the Purchase Option, as contemplated by the Purchase Option and the Registration Statements, such PO Units will be validly issued, fully paid and non-assessable and will be legally binding obligations of the Company in accordance with their terms except as limited by the Exceptions.

5.

PO Warrants. When the Registration Statements become effective under the Act, when the terms of the Warrant Agreement are duly established and the Warrant Agreement is duly executed and delivered, when the terms of the PO Warrants underlying the PO Units and of their issuance and sale are duly established in conformity with the Warrant Agreement and when such PO Warrants are duly executed and authenticated in accordance with the Warrant Agreement and issued, delivered, sold and paid for as part of the PO Units, as contemplated by the Purchase Option and the Registration Statement the PO Warrants will be validly issued, fully paid and non-assessable, and will be legally binding obligations of the Company in accordance with their terms except as limited by the Exceptions.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion expressed herein is limited to the internal laws of the State of New York.  We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.  The opinion expressed herein is based upon the law of the State of New York in effect on the date hereof, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should such law be changed by legislative action, judicial decision, or otherwise.  Except as expressly set forth in our opinion above: (i) we express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof, and (ii) we express no opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statements, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP_____

     Ellenoff Grossman & Schole LLP